Exhibit 99.1

Benefitfocus, Inc.

843-981-8898

pr@benefitfocus.com

Investor Relations:

Patti Leahy

843-981-8899

ir@benefitfocus.com

BENEFITFOCUS ENTERS INTO PURCHASE AGREEMENTS

WITH CERTAIN 1.25 PERCENT CONVERTIBLE NOTEHOLDERS

De-levers balance sheet and improves capital structure

Charleston, S.C. – September 15, 2021 – Benefitfocus, Inc. (NASDAQ: BNFT), an industry-leading benefits technology platform that simplifies benefits administration for employers, health plans and brokers, today announced that it has entered into privately negotiated purchase agreements with certain holders (the “Noteholders”) of its 1.25% Convertible Senior Notes due 2023 (the “2023 Notes”). Benefitfocus has agreed to repurchase approximately $100.2 million in aggregate principal amount of the outstanding 2023 Notes for approximately $98.2 million in cash.

The 2023 Notes repurchased represent approximately 45% of the outstanding principal amount, with approximately $121.1 million in aggregate principal amount remaining outstanding following the repurchase. Benefitfocus’ annual interest payments will be reduced by approximately $1.25 million. The repurchases of the 2023 Notes are expected to close on September 20, 2021.

This press release does not constitute an offer to sell or a solicitation to buy any of the securities described herein, nor shall there be any offer, solicitation, or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Benefitfocus

Benefitfocus (NASDAQ: BNFT) unifies the entire benefits industry through innovative technology solutions that bring efficiency, cost savings and simplicity to employee benefits administration. Our powerful cloud-based software, data-driven insights and thoughtfully designed services help employers, insurance brokers, health plans and suppliers address the complexity of benefits enrollment and engagement, while bringing easier access to health, wealth and lifestyle products through a world-class benefits experience. Our mission is simple: to improve lives with benefits.

Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks regarding whether we can complete the repurchases of the 2023 Notes and regarding the impact of the repurchases on the trading price of our common stock; potential volatility; risks associated with our business and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our Investor Relations Department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.